Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Penn Millers Mutual Holding Company:
We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated April 22, 2009, with respect to the consolidated balance sheets of Penn Millers Mutual Holding Company and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2008, contains an explanatory paragraph that describes Penn Millers Mutual Holding Company and subsidiary’s adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Quantifying Financial Statement Misstatements, in 2008.
/s/ KPMG LLP
Philadelphia, Pennsylvania
August 20, 2009